Exhibit 10(a)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball International, Inc. (the “Company”). The summary also includes compensation of the Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended June 30, 2016 (the “Named Executive Officers”).
For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission.
Director Compensation
All non-employee Directors receive cash compensation of $75,000 per year and commencing in January 2016 unrestricted shares of Common Stock valued at $50,000 per year, for annual total compensation valued at $125,000. The Lead Independent Director, the Chairperson of the Audit Committee of the Board of Directors, and the Chairperson of the Compensation and Governance Committee of the Board of Directors each receive an additional $10,000 per year. The fees are paid and stock awards are issued in quarterly installments.
Directors are required to receive at least 50% of the cash component of their compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a Director under the Company’s Stock Ownership Guidelines which is three times the total annual fees earned. The Directors can also elect to receive any or all of the cash component of their compensation in shares of Common Stock under the Company’s 2003 Amended and Restated Stock Option and Incentive Plan. Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.
A non-employee Director is a director who is not an employee of the Company or one of its subsidiaries. Robert F. Schneider, Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company’s executive officers. The following are the current annualized base salaries for the Company’s Named Executive Officers:

Robert F. Schneider, Chairman of the Board, Chief Executive Officer	$600,000
Michelle R. Schroeder, Vice President, Chief Financial Officer	$320,008
Donald W. Van Winkle, President, Chief Operating Officer	$401,804
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	$300,000
Kevin D. McCoy, Vice President; President, National Office Furniture	$280,020
Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company’s Amended and Restated 2010 Profit Sharing Incentive Bonus Plan (the “Plan”) for fiscal year 2016. A long-standing component of the Company’s profit sharing incentive bonus plan is that it is linked to the Company’s worldwide and business unit performance which adjusts compensation expense as profits change. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company’s fiscal year 2016 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2016, and the remaining portions will be paid in equal installments in September 2016, January 2017, April 2017, and June 2017.

Robert F. Schneider, Chairman of the Board, Chief Executive Officer	$346,503
Michelle R. Schroeder, Vice President, Chief Financial Officer	$169,604
Donald W. Van Winkle, President, Chief Operating Officer	$212,956
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	$157,482
Kevin D. McCoy, Vice President; President, National Office Furniture	$246,418
Lonnie P. Nicholson was also awarded discretionary compensation during fiscal year 2016 of $10,000.

Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Amended and Restated 2003 Stock Option and Incentive Plan consisting of: restricted stock, restricted share units (“RSUs”), unrestricted share grants, incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, and performance units.
Performance Shares
Performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. The performance shares vesting in July 2016 include APS awards granted during fiscal year 2016, and LTPS awards granted in prior fiscal years. The following table summarizes the performance shares issued in Common Stock during July 2016 to the Company’s Named Executive Officers pursuant to their performance share awards applicable to fiscal year 2016 performance:

	APS Award (number of shares issued) (1)	LTPS Award (number of shares issued) (1)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	66,091	28,768
Michelle R. Schroeder, Vice President, Chief Financial Officer	13,272	7,936
Donald W. Van Winkle, President, Chief Operating Officer	21,289	28,768
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	3,924	14,112
Kevin D. McCoy, Vice President; President, National Office Furniture	1,514	5,792

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
The following table summarizes the target number of APS awarded in July 2016 to the Company’s Named Executive Officers for fiscal year 2017:

APS Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	27,530
Michelle R. Schroeder, Vice President, Chief Financial Officer	7,297
Donald W. Van Winkle, President, Chief Operating Officer	19,431
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	6,104
Kevin D. McCoy, Vice President; President, National Office Furniture	4,141
The number of APS to be issued will be dependent upon the Company’s return on capital during fiscal year 2017, with a percentage payout up to a maximum of 200% of the target number set forth above, while the number of LTPS to be issued for fiscal year 2017 performance will be dependent upon the percentage payout under the Plan.
Restricted Share Units
In July 2016, the Company granted RSUs to each of the Named Executive Officers. The RSU awards are structured to increase share ownership and drive greater alignment with our Share Owners. The RSU awards granted during July 2016 are time vested and cliff vest after three years, putting a focus on long-term retention. Dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting.

The following table summarizes the shares of Common Stock issued during June 2016 to the Company’s Named Executive Officers upon the vesting of RSUs that were awarded in December 2014 and July 2015:

	RSU Award (number of shares issued) (1)	Accumulated Dividends on RSU Award (number of shares issued) (1) (2)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	22,753	740
Michelle R. Schroeder, Vice President, Chief Financial Officer	2,844	93
Donald W. Van Winkle, President, Chief Operating Officer	11,193	364
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	812	16
Kevin D. McCoy, Vice President; President, National Office Furniture	9,607	313

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2) Represents shares of Common Stock issued pursuant to the RSU Agreement determined by dividing the accumulated dividends by the closing price of the Common Stock on the vesting date.
The following table summarizes the number of RSUs awarded in July 2016 to the Company’s Named Executive Officers, which vest on June 30, 2019:

RSU Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	27,297
Michelle R. Schroeder, Vice President, Chief Financial Officer	4,874
Donald W. Van Winkle, President, Chief Operating Officer	14,813
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	3,480
Kevin D. McCoy, Vice President; President, National Office Furniture	9,332
Relative Total Shareholder Return Performance Units
In July 2016, the Company granted performance units to each of the following Named Executive Officers under a Relative Total Shareholder Return (“RTSR”) program: Robert F. Schneider, Chairman of the Board and Chief Executive Officer; Michelle R. Schroeder, Vice President and Chief Financial Officer; Donald W. Van Winkle, President and Chief Operating Officer; and Lonnie P. Nicholson, Vice President and Chief Administrative Officer. These Named Executive Officers will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of our common stock ranks within the designated peer group at the end of the performance period. The vesting of the July 2016 RTSR award occurs June 30, 2019.
The following table summarizes the target number of RTSR shares awarded in July 2016 to the Company’s Named Executive Officers:

RTSR Award (number of shares)
Robert F. Schneider, Chairman of the Board, Chief Executive Officer	25,144
Michelle R. Schroeder, Vice President, Chief Financial Officer	4,598
Donald W. Van Winkle, President, Chief Operating Officer	7,615
Lonnie P. Nicholson, Vice President, Chief Administrative Officer	1,796
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee of the Board of Directors. Each eligible employee’s Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.
Employment and Change-in-Control Agreements
The Company has outstanding written employment agreements which include compensatory provisions with Robert F. Schneider, Donald W. Van Winkle, Michelle R. Schroeder, and Lonnie P. Nicholson, and also has change-in-control agreements with each of the Named Executive Officers. These agreements are intended to align with competitive practices within the industries in which the Company operates and are designed to enhance the retention of executives and protect the interests of the Company by way of restrictive covenants. The agreements determine the amount and timing of compensation payable to Named Executive Officers in the event of termination of employment under various circumstances. Kevin D. McCoy also has an outstanding written employment agreement which contains restrictive covenants that protect the interests of the Company, and is a participant in the Company's enhanced severance plan.